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                                                                  EXHIBIT 21.1



               Subsidiaries of Sykes Enterprises, Incorporated


Sykes Enterprises Incorporated Holdings B.V.
Sykes Incorporated of Canada
Sykes Realty, Inc.
DiagSoft, Inc.
     and its wholly-owned subsidiary,
     Maui Analysis and Synthesis Technologies, Inc.
Datasvar AB
     and its wholly-owned subsidiary,
     Twinpoint AB